1
                                                          PUT/CALL AGREEMENT


               THIS AGREEMENT made the 24th day of March, 2004.

B E T W E E N:

                              FAIRCOVE INVESTMENTS INC.,
                              a corporation incorporated under the
                              laws of the Province of Ontario,

                              (hereinafter called the "Vendor")

                                                             OF THE FIRST PART;

                              - and -

                              HAWKLANE DEVELOPMENTS INC.,
                              a corporation incorporated under the
                              laws of the Province of Ontario,

                              (hereinafter called the "Purchaser")

                                                            OF THE SECOND PART;


     WHEREAS the Vendor is the registered and beneficial owner of that certain real property municipally known as 330 Humberline Drive, Etobicoke, Ontario (the "Property");

     AND WHEREAS the parties hereto have entered into this Agreement for the purpose of providing for the circumstances in which the Vendor or the Purchaser may compel the purchase by the Purchaser and sale by the Vendor of the Property pursuant to the terms and conditions herein contained;

     NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the premises and the mutual covenants herein contained, the parties hereto hereby covenant and agree with each other as follows:

                           ARTICLE 1: ACKNOWLEDGEMENT

1.01 Acknowledgement. The parties hereto acknowledge and declare that the statements contained in the foregoing recitals are true and correct in substance and in fact and are hereby incorporated into and form part of this Agreement.

                        ARTICLE 2: TRANSFER RESTRICTIONS

2.01 Restriction on Transfer. The Vendor agrees that it will not in any way further encumber, sell, agree to sell or otherwise dispose of or agree to dispose of the Property or any interest therein to any third party without giving thirty (30) days prior written notice of its intention to the Purchaser during which time the Purchaser shall be free to exercise its rights under paragraph 3.01 of this Agreement. In the event of sale or disposition by the Vendor to a third party upon notice as aforesaid, such sale may only be completed by the Vendor if the transferee agrees in writing to be bound by the provisions of the Put/Call Agreement herein by executing a counterpart hereof.

                        ARTICLE 3: PUT/CALL ARRANGEMENTS

3.01 Notice of Purchase and Sale. In the event that either the Vendor or the Purchaser elects, at any time on or before the 24th day of March, 2005, to compel the sale by the Vendor and the purchase by the Purchaser of the Property, then the party so electing shall notify the other party in writing (which notice is hereinafter referred to as a "Notice of Purchase and Sale") and the purchase and sale of the Property shall be completed in accordance with this Agreement.

3.02 Effect of Notice. In the event of delivery of a Notice of Purchase and Sale by either party pursuant to paragraph 3.01,

     (a) the Notice of Purchase and Sale shall not be revocable except with the sanction of both parties; and

     (b) the Vendor shall be bound to sell and the Purchaser shall be obligated to purchase the Property in accordance with the provisions hereof.

3.03 Closing and Default. Any transaction between the Vendor and the Purchaser effected pursuant to the provisions of this Article 3 shall be completed on the 30th day from the date of delivery of the Notice of Purchase and Sale (the "Closing Date"). In the event the applicable Registry Office is not open to public for business the Closing Date shall be the next day that the applicable Registry Office is open to the public or such date as may be mutually agreed to by the Vendor and Purchaser.

3.04 Purchase Price and Terms. The purchase price for the Property and the terms and conditions of the purchase and sale transaction shall be upon the terms and conditions pursuant to the form of purchase and sale agreement annexed hereto as Schedule "A".

3.05 Environmental Remediation. The Purchaser shall be responsible for all environmental remediation obligations upon the Property as required by law from the Closing Date onwards. The Vendor agrees not to perform or cause to be performed any environmental remediation work upon the Property without notice to the Purchaser and the Purchaser having approved of such work, except if such environmental remediation is required by law in which case, the Purchaser's approval shall not be required.

3.06 Costs. Each party hereto shall be responsible for its own legal, accounting and other professional costs in relation to the transaction of purchase and sale herein.

                              ARTICLE 4: CONDITIONS

     This Agreement is conditional for a period of thirty (30) days from the date of execution upon the following:

     (a) The Vendor obtaining all requisite Board of Directors approval for the transaction contemplated in this Agreement; and

     (b) The Vendor obtaining a formal appraisal of the Property satisfactory to the Vendor in its sole and absolute discretion.

                     ARTICLE 5: GENERAL CONTRACT PROVISIONS

5.01 Time to be of the Essence. Time shall be of the essence of this Agreement and of every part hereof.

5.02 Notice. Any notice required or permitted to be given hereunder shall be in writing delivered or mailed by prepaid registered post to the parties as follows:

               to the vendor at:            258 Attwell Drive
                                            Toronto, Ontario  M9W 5B2

                                            Attention:  Mr. Henry Schnurbach

               to the purchaser at:         106 Avenue Road
                                            Toronto, Ontario  M5R 2H3

                                            Attention:  President

or to such other address or person as each party may from time to time specify.

     Any notices aforesaid shall be deemed to have been received at the time and upon the day and date of it being so delivered and any notice mailed as aforesaid shall be deemed to have been received on the second business day next following the posting thereof unless the party mailing the notice knows that postal service to the addressee has been interrupted or suspended due to strike or otherwise, in which case the notice shall be given by delivery only.

5.03 Gender and Number. All words and personal pronouns relating thereto shall be read and contrued as the number and gender of the party or parties referred to in each case require, and the verb agreeing with the required word and pronoun.

5.04 Successors and Assigns. This Agreement shall enure to the benefit of and be
binding  upon  the  parties  hereto  and  their  respective  heirs,   executors,
administrators, successors and permitted assigns.

5.05 Governing Law. This Agreement shall be construed and interpreted in accordance with the laws of the Province of Ontario.

5.06 Headings. The headings of the Articles of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.


     IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.


SIGNED, SEALED AND DELIVERED                )     FAIRCOVE INVESTMENTS INC.
in the presence of:                         )
                                            )
                                            )
                                            )     Per: _________________________
                                            )
                                            )
                                            )     Per: _________________________
                                            )
                                            )
                                            )     HAWKLANE DEVELOPMENTS INC.
                                            )
                                            )
                                            )
                                            )     Per: _________________________
                                            )
                                            )
                                            )     Per: _________________________
                                            )
f:\users\marcia\cantar-polyair\faircove\put call agreement cln mar24 04.doc

                                                             Schedule "A"

                         AGREEMENT OF PURCHASE AND SALE


BUYER, HAWKLANE DEVELOPMENTS INC. agrees of purchase from

SELLER, FAIRCOVE INVESTMENTS INC. , the following

REAL PROPERTY:

Address 330 Humberline Drive in the City of Toronto and legally described as Part Lot 38, Concession 4 Fronting the Humber designated as Part 2 on Plan 64R-11839 being P.I.N. 07368-0040 (LT) and further described in the Survey attached hereto as Schedule "C" and subject to the encroachments set forth on the attached survey (the "Property")

PURCHASE PRICE: THREE MILLION Dollars (CDN$)3,000,000.00

DEPOSIT:
Buyer submits within 5 days of the Notice of Purchase and Sale ( as defined in the agreement that this Schedule "A" is attached to) ONE HUNDRED THOUSAND Dollars (CDN $100,000.00) by negotiable cheque payable to the Vendor's Solicitor to be held in trust without interest pending completion or other termination of this Agreement and to be credited toward the Purchase Price on completion. Buyer agrees to pay the balance as follows:


See Schedule "A-1"

SCHEDULE(S) "A-1", "B-1", "C-1" and "D-1" attached hereto form(s) part of this Agreement

1. CHATTELS INCLUDED: All Chattels located at the property that are not the property of the tenant

2.   FIXTURES EXCLUDED: Those that belong to the tenant

3. RENTAL ITEMS: The following equipment is rented and not included in the Purchase Price. The Buyer agrees to assume the rental contract(s). if assumable: ***

4. COMPLETION DATE: This Agreement shall be completed by no later than 6:00 p.m. on the date that is set forth in the Put/Call agreement to which this schedule is attached. Upon completion, vacant possession of the property shall be given to the Buyer unless otherwise provided for in this Agreement.

5. GST: If this transaction is subject to Goods and Services Tax (G.S.T.), then such tax shall bein addition to the purchase Price. If this transaction is not subject to G.S.T., Seller agrees to certify on or before closing, that the transaction is not subject to G.S.T.

6. TITLE SEARCH: Buyer shall be allowed until 6:00 p.m. on the date that is five days prior to the Closing Date, (Requisition Date) to examine the title to the property at his own expense and until the earlier of: (i) thirty days from the later of the Requisition Date or the date on which the conditions in this Agreement are fulfilled or otherwise waived or; (ii) five days prior to completion, satisfy himself that there are no outstanding work orders or deficiency notices affecting the property, that its present use ( industrial ) may be lawfully continued and that the principal building may be insured against risk of fire. Seller hereby consents to the municipality or other governmental agencies releasing to Buyer details of all outstanding work orders affecting the property, and Seller agrees to execute and deliver such further authorizations in this regard as Buyer may reasonably require.

7. FUTURE USE: Seller and Buyer agree that there is no representation or warranty of any kind that the future intended use of the property by Buyer is or will be lawful except as may be specifically provided for in this Agreement.

8. TITLE: Provided that the title to the property is good and free from all registered restrictions, charges, liens, and encumbrances except as otherwise specifically provided in this Agreement and save and except for
     (a) any registered restrictions or covenants that run with the land providing that such are complied with; (b) any registered municipal agreements and registered agreements with publicly regulated utilities providing such have been complied with, or security has been posted to ensure compliance and completion, as evidenced by a letter from the relevant municipality or regulated utility; (c) any minor easements for the supply of domestic utility or telephone services to the property or adjacent properties; (d) any easements for drainage, storm or sanitary sewers public utility lines, telephone lines, cable television lines or other services which do not materially affect the present use of the property; and (e) those items set forth on the parcel page attached hereto as Schedule "B". If within the specified times referred to in paragraph 6 any valid objection to title or to any outstanding work order or deficiency notice, or to the fact the said present use may not lawfully be continued, or that the principal building may. not be insured against risk of fire is made in writing to Seller and which Seller IS unable or unwilling to remove, remedy or satisfy or obtain Insurance save and except against risk of fire in favour of the Buyer and any mortgagee, (with all related costs at the expense of the Seller). and which Buyer will not waive, this Agreement not withstanding any intermediate acts or negotiations in respect of such objections, shall be at an end and all monies paid shall be returned without interest or deduction and Seller, listing Broker and Co-operating Broker shall not be liable for any costs or damages. Save as to any valid objection so made by such day and except for any objection going to the root of the title, Buyer shall be conclusively deemed to have accepted Seller's title to the property.

9. CLOSING ARRANGEMENTS: Where each of the Seller and Buyer retain a lawyer to complete the Agreement of Purchase and Sale of the Property, and where the transaction will be completed by electronic registration pursuant to Part III of the land Registration Reform Act, R.S.O. 1990, Chapter L4 and the Electronic Registration Act, S.O. 1991, Chapter 44, and any amendments thereto, the Seller and Buyer acknowledge and agree that the exchange of closing funds, non-registrable documents and other items (the "Requisite Deliveries") and the release thereof to the Seller and Buyer will (a) not occur at the same time as the registration of the transfer/deed (and any other documents intended to be registered in connection with the completion of this transaction) and (b) be subject to conditions whereby the lawyer(s) receiving any of the Requisite Deliveries will be required to hold same in trust and not release same except in accordance with the terms of a document registration agreement between the said lawyers, the form of which is as recommended from time to time by the law Society of Upper Canada. Unless otherwise agreed to by the lawyers, such exchange of the Requisite Deliveries will occur in the applicable land Titles Office or such other location agreeable to both lawyers.

10. DOCUMENTS AND DISCHARGE: Buyer shall not call for the production of any title deed, abstract, survey or other evidence of title to the property except such as are in the possession or control of Seller. If requested by Buyer, Seller will deliver any sketch or survey of the property within Seller's control to Buyer as soon as possible and prior to the Requisition Date. If a discharge of any Charge/Mortgage held by a corporation incorporated pursuant to the Trust And loan Companies Act (Canada!, Chartered Bank, Trust Company, Credit Union, Caisse Populaire or Insurance Company and which is not to be assumed by Buyer on completion, is not available in registrable form on completion, Buyer agrees to accept Seller's lawyer's personal undertaking to obtain, out of the closing funds, a discharge in registrable form and to register same on title within a reasonable period of time after completion, provided that on or before completion Seller shall provide to Buyer a mortgage statement prepared by the mortgagee setting out the balance required to obtain the discharge, together with a direction executed by Seller directing payment to the mortgagee of the amount required to obtain the discharge out of the balance due on completion.

11. INSPECTION: Buyer acknowledges having had the opportunity to inspect the property and understands that upon acceptance of this Offer there shall be a binding agreement of purchase and sale between Buyer and Seller.

12. INSURANCE: All buildings on the property and all other things being purchased shall be and remain until completion at the risk of Seller. Pending completion, Seller shall hold all insurance policies, if any, and the proceeds thereof in trust for the parties as their interests may appear and in the event of substantial damage, Buyer may either terminate this Agreement and have all monies paid returned without interest or deduction or else take the proceeds of any insurance and complete the purchase. No insurance shall be transferred on completion. If Seller is taking back a Charge/Mortgage, or Buyer is assuming a Charge/Mortgage, Buyer shall supply Seller with reasonable evidence of adequate insurance to protect Seller's or other mortgagee's interest on completion.

13. PLANNING ACT: This Agreement shall be effective to create an interest in the property only if Seller complies with the subdivision control provisions of the Planning Act by completion and Seller covenants to proceed diligently at his expense to obtain any necessary consent by completion.

14. DOCUMENT PREPARATION: The Transfer/Deed shall, save for the land Transfer Tax Affidavit, be prepared in registrable farm at the expense of Seller, and any Charge/Mortgage to be given back by the Buyer to Seller at the expense of the Buyer. If requested by Buyer, Seller covenants that the Transfer/Deed to be delivered on completion shall contain the statements contemplated by Section 50(22) of the Planning Act, R.S.O. 1990.

15. RESIDENCY: Buyer shall be credited towards the Purchase Price with the amount, if any, necessary for Buyer to pay to the Minister of National Revenue to satisfy Buyer's liability in respect of tax payable by Seller under the non-residency provisions of the Income Tax Act by reason of this sale. Buyer shall not claim such credit if Seller delivers on completion the prescribed certificate or a statutory declaration that Seller is not then a non-resident of Canada.

16. ADJUSTMENTS: Any rents, mortgage interest, realty taxes including local improvement rates and unmetered public or private utility charges and unmetered cost of fuel, as applicable, shall be apportioned and allowed to the day of completion, the day of completion itself to be apportioned to Buyer.

17. TIME LIMITS: Time shall in all respects be of the essence hereof provided that the time for doing or completing of any matter provided for herein may be extended or abridged by an agreement in writing signed by Seller and Buyer or by their respective lawyers who may be specifically authorized in that regard.

18. TENDER: Any tender of documents or money hereunder may be made upon Seller or Buyer or their respective lawyers on the day set for completion. Money may be tendered by bank draft or cheque certified by a Chartered Bank, Trust Company, Province of Ontario Savings Office, Credit Union or Caisse Populaire.

19. FAMILY LAW ACT: Seller warrants that spousal consent is not necessary to this transaction under the provisions of the Family law Act, R.S.O. 1990 unless Seller's spouse has executed the consent hereinafter provided.

20. AGREEMENT IN WRITING: If there is conflict or discrepancy between any provision added to this Agreement (including any Schedule attached hereto) and any provision in the standard pre-set portion hereof, the added provision shall supersede the standard pre-set provision to the extent of such conflict or discrepancy. This Agreement including any Schedule attached hereto, shall constitute the entire Agreement between Buyer and Seller. There is no representation, warranty, collateral agreement or condition, which affects this Agreement other than as expressed herein. For the purposes of this Agreement, Seller means vendor and Buyer means purchaser. This Agreement shall be read with all changes of gender or number required by the context.

21. SUCCESSORS AND ASSIGNS: The heirs, executors, administrators, successors and assigns of the undersigned are bound by the terms herein.


DATED at Toronto this     day of     , 20

SIGNED, SEALED AND DELIVERED in the           IN WITNESS whereof I have hereunto
presence of:                                   set my hand and seal:

Date
(Witness)                                     (Buyer)                     (Seal)

Date
(Witness)                                     (Buyer)                     (Seal)

                                 SCHEDULE "A-1"



1. (a) On closing the Buyer agrees to give and the Vendor agrees to take back a first mortgage in the principal amount of FIVE HUNDRED THOUSAND CANADIAN DOLLARS (CDN$500,000.00) bearing no interest and having a term and balance due date of five (5) years from the closing date and having those additional terms attached hereto on Schedule "D-1" (the "VTB Mortgage"); and

     (a) The balance of the monies shall be paid in cash and/or by certified cheque subject to the usual and any other adjustments set out herein.

2. Notwithstanding the provisions of section 1 above, the parties hereto agree that the Buyer shall be given a credit in the sum of THREE HUNDRED THOUSAND UNITED STATES DOLLARS (US$300,000.00) as compensation for the Purchaser assuming any and all environmental contamination remediation obligations that may be required at the subject property. The parties hereto agree that the Canadian and United States dollar exchange rate is to be calculated on the closing date.

3. Completion of this Agreement is conditional for a period of fifteen (15) days following the date of acceptance of this Agreement (the "Conditional Period"), upon the following:

     (a)  Upon the Buyer being able to enter into a lease for the property  with
          Cantar/Polyair   Canada   Limited   and/or   Atlantic   Pool  Products
          Ltd./Produits De Piscines Atlantic Ltee. upon the following terms:

          (i) the lease will have a term of ten (10) years, together with a further option in favour of the Tenant or Landlord, to renew same for a further five (5) years;

          (ii) the lease shall be on a net/net/net carefree basis for the Landlord. Without limiting the generality of the foregoing, the Tenant shall be responsible for all property taxes, maintenance, utilities and all other operational expenses;

          (iii)the minimum initial rate during the lease term shall be as follows:

               (1)  years 1 - 3: $2.00 per square foot per annum;

               (2)  years 4 - 5: $3.25 per square foot per annum;

               (3) years 6 - 10: the then fair market value rate but in no event not less then $3.75 per square foot. In the event the parties are unable to agree as to the fair market value, other party may refer this matter to arbitration pursuant to the Arbitrations Act, R.S.O. or any successor legislation;

               (4) the renewal term: fair market value. In the event the parties are unable to agree as to the fair market value, either party may refer this matter to arbitration pursuant to the Arbitrations Act, R.S.O. or any successor legislation.

     (b)  Upon the Vendor  obtaining  all  requisite  consents  of ABN AMRO BANK
          N.V.,  CANADA  BRANCH  and  LASALLE  BUSINESS  CREDIT,   LLC  to  this
          transaction.

     In the event any of the conditions set forth in Paragraph 2 of this Schedule "A" are not satisfied on or before the expiration of the Conditional Period then the party having the benefit of such condition may, by written notice given to the other party on or before the expiration of the Conditional Period, terminate this Agreement in which event this agreement shall be at an end and all deposits shall be immediately returned to the Purchaser without deduction. If by 6:00 p.m. (Toronto time) on the expiration of the Conditional Period the party entitled to the benefit of any condition set forth above has not given written notice to the other party that the condition has not been satisfied or waived, such condition shall be deemed for all purposes to have been satisfied or waived:

4. The Buyer acknowledges that it has been given copies of the environmental reports prepared by URS DAMES & MOORE CANADA, dated January 13, 2003 as well as a Limited Phase II report prepared by JFM Environmental (the "Environmental Reports"). Provided the Closing hereunder takes place, the Purchaser does hereby acknowledge, represent and warrant to the Vendor that:

     (a) the Purchaser has fully examined and inspected the Property and conducted its own independent investigation of current and past uses of the Property and searches, inspections, investigations and testing for environmental integrity and in respect of all other matters pertaining to the Property;

     (b) the Purchaser has accepted and/or is fully satisfied in all respects with the foregoing and with the physical condition, value, financing status and expenses of the Property and compliance of the Property with all applicable law, by-laws and regulations of all municipal and other governmental authorities;

     (c) the Property will be purchased and assumed by the Purchaser in their present and "as is" condition and on Closing the Purchaser shall assume responsibility for the physical conditions of the Property and the Vendor shall have no obligations or responsibility for the physical condition of the Property and the Vendor shall have no obligations or responsibility to the Purchaser after Closing with respect to the Property or the condition thereof, including any environmental liability to the Purchaser relating thereto; and

     (d) the Purchaser has decided to purchase the Property solely on the basis of its own independent judgment, searches, inspections, investigations and testing.

         The aforesaid shall survive Closing.

5. With respect to goods and services tax ("GST") payable pursuant to the Excise Tax Act Canada (the "Act") in connection with the transaction contemplated by this Agreement, the parties covenant and agree as follows:

     (a) Subject to clause (b) below, the Purchaser shall pay to the Vendor on Closing by certified cheque all GST payable as a result of this transaction in accordance with the Act, and the Vendor shall remit such GST to the Receiver General for Canada when and to the extent required by the Act;

     (b) Notwithstanding clause (a), the Vendor shall not collect the GST from the Purchaser if the Purchaser on Closing is registered under the Act, and in that event the Purchaser shall file returns and remit such GST to the government when and to the extent required by the Act;

     (c) The Vendor and Purchaser shall each indemnify the other and hold the other harmless from any liability of the other under the Act arising because of breach of the obligations of the Vendor or Purchaser, as the case may be, set out in this Section or arising under the Act, together with all loss, costs and expenses resulting from such breach;

     (d) The Purchaser shall provide the Vendor with a statutory declaration on Closing confirming its GST registration number under the Act; and

     (e) The Vendor's and Purchaser's obligations under this Section 4 shall survive Closing.

6. Any notice, demand, approval, consent, information, agreement, offer, payment, request or other communication (hereinafter referred to as a "Notice") to be given under or in connection with this Agreement shall be in writing and shall be sufficiently given by personal delivery or by facsimile, addressed or sent as set out below or to such other address or facsimile number as may from time to time be the subject of Notice:

(a)      Vendor:          258 Attwell Drive
                          Toronto, Ontario
                          M9W 5B2

                          Attention:  Mr. Henry Schnurbach
                          Facsimile:  (416) 740-7356


(b)     Purchaser:        106 Avenue Road
                          Toronto, Ontario
                          M5R 2H3

                          Attention:  President
                          Facsimile:  (416) 920-7851


     Any Notice, if personally delivered, shall be deemed to have been validly and effectively given and received on the date of such delivery and if sent by facsimile with confirmation of transmission on a day between the hours of 9:00 a.m. and 6:00 p.m., shall be deemed to have been validly and effectively given and received on the business Day it was sent. Any Facsimile sent after 6:00 p.m. shall be deemed to have been delivered the next day.

                                 SCHEDULE "B-1"

                              (copy of parcel page)

                                 SCHEDULE "C-1"

                                (copy of survey)

                                 SCHEDULE "D-1"

                              (VTB Mortgage Terms)

The Chargor shall have the right to set off from the principal amount outstanding under the VTB Mortgage at any time and from time to time the amount in excess of THREE HUNDRED THOUSAND UNITED STATES DOLLARS (US$300,000.00) that the Chargor may spend on environmental remediation of the property. The Chargor shall provide to the Chargee with copies of any invoices evidencing the amount of money spent by the Chargor on the environmental remediation of the property together with a statutory declaration of a senior officer of the Chargor attesting as to the amount of monies spent by the Chargor on account of the environmental remediation of the property.